UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: November 19, 2010

(Date of earliest event reported)

Forbes Energy Services Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	333-150853-04	98-0581100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3000 South Business Highway 281 Alice, Texas		78332
(Address of Principal Executive Offices)		(Zip Code)

(361) 664-0549

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Information

In connection with the recent filing of its Registration Statement on Form S-4, or the Form S-4, the Forbes Energy Services Ltd., or the Company, is filing the following information for the purpose of updating the risk factors contained in its Annual Report on Form 10-K for the year ended December 31, 2009 to conform to the disclosures in the Form S-4. The following information describes certain significant risks and uncertainties inherent in the Company’s business. You should take these risks into account in evaluating the Company. This section does not describe all risks applicable to the Company, its industry or its business, and it is intended only as a summary of certain material risks. You should carefully consider such risks and uncertainties together with the other information contained in the Company’s filings with the Securities and Exchange Commission, or SEC. If any of such risks or uncertainties actually occurs, the Company’s business, financial condition or operating results could be harmed substantially and could differ materially from the plans and other forward-looking statements included in the Company’s filings with the SEC. In this report, the “Company,” the “Forbes Group,” “we,” or “our” means Forbes Energy Services Ltd. and all its direct and indirect subsidiaries.

The industry in which we operate is highly volatile, and there can be no assurance that demand for our services will improve from recent depressed levels.

The demand, pricing and terms for oilfield services in our existing or future service areas largely depend upon the level of exploration and development activity for both crude oil and natural gas in the United States. Oil and natural gas industry conditions are influenced by numerous factors over which we have no control, including oil and natural gas prices, expectations about future oil and natural gas prices, levels of consumer demand, the cost of exploring for, producing and delivering oil and natural gas, the expected rates of declining current production, the discovery rates of new oil and natural gas reserves, available pipeline and other oil and natural gas transportation capacity, weather conditions, political, regulatory and economic conditions, and the ability of oil and natural gas companies to raise equity capital or debt financing.

In 2008 and 2009, the level of activity in the oil and natural gas industry in the United States experienced a severe downturn. Although utilization trends have recently improved, there can be no assurance that depressed prices will improve or that the current improving utilization trend will continue. Continuation of the recent severe reduction in oil and natural gas prices will continue to have a negative effect on oil and natural gas production levels and therefore affect the demand for drilling and well services by oil and natural gas companies. Any addition to, or elimination or curtailment of, government incentives for companies involved in the exploration for and production of oil and natural gas could have a significant effect on the oilfield services industry in the United States. Lower oil and natural gas prices could also cause our customers to seek to terminate, renegotiate or fail to honor our services contracts, affect the fair market value of our equipment fleet which in turn could trigger a write down of our assets for accounting purposes, affect our ability to retain skilled oilfield services personnel, and affect our ability to obtain access to capital to fund and grow our business. A reversal in the current trend of improving industry activity and pricing at current levels could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may be adversely affected by uncertainty in the global financial markets and worldwide economic downturn.

Our future results may be impacted by the worldwide economic downturn, continued volatility or further deterioration in the debt and equity capital markets, inflation, deflation, or other adverse economic conditions that may negatively affect us or parties with whom we do business resulting in their non-payment or inability to perform obligations owed to us such as the failure of customers to honor their commitments or the failure of major suppliers to complete orders. Additionally, credit market conditions may slow our collection efforts as customers experience increased difficulty in obtaining requisite financing, potentially leading to lost revenue and higher than normal accounts receivable. This could result in greater expense associated with collection efforts and increased bad debt expense.

The cost of raising money in the debt and equity capital markets has increased substantially during the current financial crisis while the availability of funds from those markets has diminished significantly. The current global economic downturn may adversely impact our ability to issue additional debt. Institutional investors have responded to their customers by increasing interest rates, enacting tighter lending standards and refusing to refinance existing debt upon maturity or on terms similar to expiring debt. Even with the net proceeds of our

December 2009 common equity offering and our May 2010 preferred equity offering, we may require additional capital in the future. However, due to the above listed factors, we cannot be certain that additional funding will be available if needed and, to the extent required, on acceptable terms.

Our business depends on domestic spending by the oil and natural gas industry, and this spending and our business may be adversely affected by industry and financial market conditions that are beyond our control.

We depend on our customers’ willingness to make operating and capital expenditures to explore, develop and produce oil and natural gas in the United States. Customers’ expectations regarding lower market prices for oil and natural gas, as well as the availability of capital for operating and capital expenditures, may curtail spending thereby reducing demand for our services and equipment.

Industry conditions are influenced by numerous factors over which we have no control, such as the supply of and demand for oil and natural gas, domestic and worldwide economic conditions, political instability in oil and natural gas producing countries and merger and divestiture activity among oil and natural gas producers. The volatility of the oil and natural gas industry and the consequent impact on exploration and production activity could adversely impact the level of drilling and workover activity by some of our customers. Any such reduction may cause a decline in the demand for our services or adversely affect the price of our services. In addition, reduced discovery rates of new oil and natural gas reserves in our market areas also may have a negative long-term impact on our business, even in an environment of stronger oil and natural gas prices, to the extent existing production is not replaced and the number of producing wells for us to service declines.

During 2009, adverse changes in capital markets caused a number of oil and natural gas producers to announce reductions in capital budgets for future periods. In the fourth quarter of 2009 and first nine months of 2010, several of these producers announced increased capital budgets relative to their lows in mid-2009. Even so, limitations on the availability of capital, or higher costs of capital, for financing expenditures may cause these and other oil and natural gas producers to limit capital budgets in the future even if commodity prices remain at current levels.

These same economic factors impact our customers’ ability to pay amounts due to us on a timely basis. During 2009, this impacted a significant number of our customers resulting in several million dollars in uncollectable accounts receivable. While the negative financial impact of the 2009 downturn has largely subsided, there can be no assurances that another slow down or downturn may not occur creating additional significant levels of uncollectable accounts receivable.

Our indebtedness could restrict our operations and make us more vulnerable to adverse economic conditions.

As of September 30, 2010, our long-term debt, including current portions, was $215.1 million. In the event the current industry upward trend reverses and we experience a decline in activity as we experienced in 2009, our level of indebtedness may adversely affect operations and limit our growth. Our level of indebtedness may affect our operations in several ways, including the following:

•	by increasing our vulnerability to general adverse economic and industry conditions;

•	due to the fact that the covenants that are contained in the indentures governing our indebtedness limit our ability to borrow funds, dispose of assets, pay dividends and make certain investments;

•

due to the fact that any failure to comply with the covenants of our indentures (including failure to make the required interest payments) could result in an event of default, which could result in some or all of our indebtedness under our indentures becoming immediately due and payable; and

•	due to the fact that our level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes.

These restrictions could have a material adverse effect on our business, financial position, results of operations and cash flows and the ability to satisfy the obligations under our indentures. Further, due to cross-default provisions in the indenture governing our 11% senior secured notes, or Second Priority Notes, and the indenture governing our first lien floating rate notes, or First Priority Notes, a default and acceleration of outstanding debt under one indenture would result in the default and possible acceleration of outstanding debt under our other indenture. Accordingly, an event of default could result in all or a portion of our outstanding debt under our indentures becoming immediately due and payable. If this occurred, we might not be able to obtain waivers or secure alternative financing to satisfy all of our obligations simultaneously which might even force us to seek bankruptcy protection.

Impairment of our long-term assets may adversely impact our financial position and results of operations.

We evaluate our long-term assets including property, equipment, and identifiable intangible assets in accordance with generally accepted accounting principles in the U.S. We use estimated future cash flows in assessing recoverability of our long-lived assets. The cash flow projections are based on our current operating plan, estimates and judgmental assessments. We perform this assessment whenever facts and circumstances indicate that the carrying value of the net assets may not be recoverable due to various external or internal factors, termed a “triggering event.” Based on our evaluation for the year ended December 31, 2009 and for the nine months ended September 30, 2010, no impairment was recorded.

We may be unable to maintain pricing on our core services.

As a result of pressures stemming from deteriorating market conditions and falling commodity prices, we entered 2009 with rapidly dropping pricing. Although pricing has increased in the first nine months of 2010, there can be no assurances that we can maintain these increases in the event of an industry decline such as the one experienced in 2009. We have and will likely continue to face pricing pressure from our customers and our competitors. The inability to maintain prices at the current levels will have a material negative impact on our financial position, operating results, and cash flows.

Industry capacity may adversely affect our business.

As a result of the worldwide economic downturn and decline in U.S. onshore exploration and production activities experienced in 2008 and 2009, and in spite of the improving conditions experienced in the first nine months of 2010, demand in the industry generally is still much lower than in the past which also means that neither we nor our competitors are utilizing significant portions of our respective rig fleets and related equipment. Lower utilization of our fleet has led to reduced pricing for our services from historical levels. Capacity that exceeds current demand in the industry has further exacerbated the pricing pressure for our services. Although oilfield service companies are not likely to add significant new capacity under current market conditions, in light of such conditions, the excess capacity could cause us to experience continued pressure on the pricing of our services and our utilization. This could have a material negative impact on our financial position, operating results, and cash flows.

The industry in which we operate is highly competitive.

The oilfield services industry is highly competitive and we compete with a substantial number of companies, some of which have greater technical and financial resources than we have. Our four largest competitors are Basic Energy Services, Inc., Complete Production Services, Inc., Key Energy Services Inc. and Nabors Industries Ltd. Our ability to generate revenues and earnings depends primarily upon our ability to win bids in competitive bidding processes and to perform awarded projects within estimated times and costs. There can be no assurance that competitors will not substantially increase the resources devoted to the development and marketing of products and services that compete with ours, or that new or existing competitors will not enter the various markets in which we are active. In certain aspects of our business, we also compete with a number of small and medium-sized companies that, like us, have certain competitive advantages such as low overhead costs and specialized regional strengths. In addition, reduced levels of activity in the oil and natural gas industry could intensify competition and the pressure on competitive pricing and may result in lower revenues or margins to us.

The indentures governing the Second Priority Notes and the First Priority Notes impose significant operating and financial restrictions on us that may prevent us from pursuing certain business opportunities and restrict or limit our ability to operate our business.

The indentures governing the Second Priority Notes and the First Priority Notes contain covenants that restrict or limit our ability to take various actions, such as • incurring or guaranteeing additional indebtedness or issuing disqualified capital stock; • creating or incurring liens;

•	engaging in business other than our current business and reasonably related extensions thereof;

•	making loans and investments;

•	paying certain dividends, distributions, redeeming subordinated indebtedness or making other restricted payments;

•	incurring dividend or other payment restrictions affecting certain subsidiaries;

•	transferring or selling assets;

•	entering into transactions with affiliates;

•	making capital expenditures;

•	entering into sale/lease-back transactions;

•	consummating a merger, consolidation or sale of all or substantially all of our assets; and

•	moving assets outside of the United States.

The restrictions contained in the indentures could also limit our ability to plan for or react to market conditions, meet capital needs or otherwise restrict our activities or business plans and adversely affect our ability to fund our operations, enter into acquisitions or to engage in other business activities that would be in our interest.

We are subject to the risk of technological obsolescence.

Our ability to maintain our current business and win new business will depend upon continuous improvements in operating equipment, among other things. There can be no assurance that we will be successful in our efforts in this regard or that we will have the resources available to continue to support this need to have our equipment remain technologically up to date and competitive. Our failure to do so could have a material adverse effect on us. No assurances can be given that competitors will not achieve technological advantages over us.

We are highly dependent on certain of our officers and key employees.

Our success is dependent upon our key management, technical and field personnel, especially John E. Crisp, our President and Chief Executive Officer, and Charles C. Forbes, our Executive Vice President and Chief Operating Officer. Any loss of the services of any one of such officers or a sufficient number of other employees could have a material adverse effect on our business and operations. Our ability to expand our services is dependent upon our ability to attract and retain additional qualified employees. The ability to secure the services of additional personnel may be constrained in times of strong industry activity.

Our customer base is concentrated within the oil and natural gas production industry and loss of a significant customer could cause our revenue to decline substantially.

We served in excess of 970 and 985 customers for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively. For those same time periods, our largest customer comprised approximately 14.4% and 11.7%, respectively, of our combined revenues, our five largest customers comprised approximately 35.9% and 37.7%, respectively, of our combined revenues, and our top ten customers comprised approximately 51.0% and 49.8%, respectively, of our combined revenues. These customers currently represent a large portion of our combined revenues. The loss of our top customer or of several of our top customers would adversely affect our revenues and results of operations. We may be able to replace customers lost with other customers, but there can be no assurance that lost revenues could be replaced in a timely manner, with the same margins or at all.

We will continue to incur significant costs as a result of being obligated to comply with Securities Exchange Act reporting requirements, the Sarbanes-Oxley Act, Canadian reporting requirements and indenture covenants, and our management will be required to devote substantial time to compliance matters.

Under our indenture, we are required to comply with several covenants, including requirements to maintain liens on collateral, deliver certain opinions and certificates, and file reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, with the Securities and Exchange Commission, or the SEC. We plan on registering our common equity under Section 12 of the Exchange Act in the near future. As a result of this we will have increased reporting requirements under the Exchange Act. In addition, the Sarbanes-Oxley Act of 2002, and rules subsequently implemented by the SEC, have imposed various requirements on public companies, including the establishment and maintenance of effective disclosure controls and procedures, internal controls and corporate governance practices. We are also required to comply with the rules and regulations applicable to public companies in Canada and to file reports with the Canadian securities administrators. Accordingly, we will continue to incur significant legal, accounting and other expenses. Our management and other personnel will continue to devote a substantial amount of time and resources to comply with these requirements.

The Sarbanes-Oxley Act of 2002 requires, among other things, that we maintain effective internal controls for financial reporting and disclosure. Based on our most recent evaluation of internal control over financial reporting, management has disclosed to its auditors and the audit committee significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect our ability to record, process, summarize and report financial information. We have concluded that our internal control over financial reporting is not effective. We expect to continue to incur significant expense and devote substantial management effort toward ensuring compliance in particular with Section 404. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, if we identify possible future deficiencies in our internal controls in addition to the ones discussed below that are deemed to be material weaknesses or if we fail to adequately address existing and future deficiencies, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would entail expenditure of additional financial and management resources.

We face several risks relating to material weaknesses in our internal control over financial reporting.

In connection with the preparation of the Forbes Group’s consolidated financial statements for the year ended December 31, 2009 and the period ended September 30, 2010, we identified control deficiencies that constituted material weaknesses in the design and operation of our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The following material weaknesses were present at December 31, 2009 and at September 30, 2010.

•

We did not maintain an appropriate accounting and financial reporting organizational structure to support the activities of the Forbes Group. Specifically, we did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training to ensure the proper selection, application and implementation of GAAP. This resulted in errors during the quarters ended March 31, 2009; June 30, 2009; and September 30, 2009; which were corrected during the quarter ended December 31, 2009.

•

We did not design or maintain effective controls over the recording of revenue and expenses in our Mexico operations. Specifically, effective controls were not designed and in place to ensure that revenues and expenses were recorded at the correct amounts in the appropriate period. This resulted in errors during the quarters ended March 31, 2009; June 30, 2009; and September 30, 2009; which were corrected during the quarter ended December 31, 2009.

•

The Company did not design and maintain effective controls over the review of the accuracy and completeness of the income tax provision. This material weakness resulted in the Forbes Group restating its unaudited condensed consolidated financial statements issued and filed for the quarters ended June 30, 2008 and September 30, 2008.

These material weaknesses could result in a future material misstatement to substantially all the accounts and disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. Accordingly we have determined that each of the above control deficiencies represents a material weakness.

Internal control deficiencies could cause investors to lose confidence in our reported financial information. In addition, even if we are successful in strengthening our controls and procedures, our controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements. We can give no assurance that the measures we have taken to date, or any future measures we may take, will remediate the material weaknesses identified or that any additional material weaknesses and significant deficiencies or additional restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls.

Activity in the oilfield services industry is seasonal and may affect our revenues during certain periods.

Our operations are impacted by seasonal factors. Historically, our business has been negatively impacted during the winter months due to inclement weather, fewer daylight hours and holidays. Our well servicing rigs are mobile, and we operate a significant number of oilfield vehicles. During periods of heavy snow, ice or rain, we may not be able to move our equipment between locations, thereby reducing our ability to generate rig or truck hours. In addition, the majority of our well servicing rigs work only during daylight hours. In the winter months when daylight time becomes shorter, this reduces the amount of time that the well servicing rigs can work and therefore has a negative impact on total hours worked. Finally, we historically have experienced significant slowdown during the Thanksgiving and Christmas holiday seasons.

We rely heavily on our suppliers and do not maintain written agreements with any such suppliers.

Our ability to compete and grow will be dependent on our access to equipment, including well servicing rigs, parts and components, among other things, at a reasonable cost and in a timely manner. We do not maintain written agreements with any of our suppliers (other than operating leases for certain equipment), and we are, therefore, dependent on the relationships we maintain with them. Failure of suppliers to deliver such equipment, parts and components at a reasonable cost and in a timely manner would be detrimental to our ability to maintain existing customers and obtain new customers. No assurance can be given that we will be successful in maintaining our required supply of such items.

We rely heavily on two suppliers for potassium chloride, a principal raw material that is critical for our operations. While the materials are generally available, if we were to have a problem sourcing raw materials or transporting these materials from one of these two vendors, our ability to provide some of our services could be limited. Alternate suppliers exist for all other raw materials. The source and supply of materials has been consistent in the past, however, in periods of high industry activity, periodic shortages of certain materials have been experienced and costs have been affected. We do not have contracts with, but we do maintain relationships with, a number of suppliers in an attempt to mitigate this risk. However, if current or future suppliers are unable to provide the necessary raw materials, or otherwise fail to deliver products in the quantities required, any resulting delays in the provision of services to our customers could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We do not maintain written agreements with respect to some of our salt water disposal wells.

Our ability to continue to provide well maintenance services depends on our continued access to salt water disposal wells. Seven of our 16 currently active salt water disposal wells are not subject to written operating agreements, or are located on the premises of third parties who have not entered into a written lease with us or the written lease for such premises has expired. We do not maintain written surface leases or right of way agreements with these third parties and we are, therefore, dependent on the relationships we maintain with them. Failure to maintain relationships with these third parties could impair our ability to access and maintain the applicable salt water disposal wells and any well servicing equipment located on their property. If that occurred, we would increase the levels of fluid injection at our remaining salt water disposal wells. However, our permits to inject fluid into the salt water disposal wells is subject to maximum pressure limitations and if multiple salt water disposal wells became unavailable, this might adversely impact our operations.

We extend credit to our customers which presents a risk of non-payment.

A substantial portion of our accounts receivable are with customers involved in the oil and natural gas industry, whose revenues may be affected by fluctuations in oil and natural gas prices. Collection of these receivables could be influenced by economic factors affecting this industry. We do not have significant exposure to any individual customer other than our top customer, PEMEX, which accounted for approximately 14.4% and 11.7% (or $33.3 million and $26.3 million) of the revenues for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively and accounts receivable of $21.8 million and $18.7 million for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively. Collection exposure is increased as this customer is a foreign entity which limits our collection options. The remaining top five customers are all U.S. customers and amounted to 21.5% and 26.0% of our revenues for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively.

Due to the nature of our business, we may be subject to environmental liability.

Our business operations and ownership of real property are subject to numerous federal, state and local environmental and health and safety laws and regulations, including those relating to emissions to air, discharges to water, treatment, storage and disposal of regulated materials, and remediation of soil and groundwater contamination. The nature of our business, including operations at our current and former facilities by prior owners, lessors or operators, exposes us to risks of liability under these laws and regulations due to the production, storage, use, transportation and disposal of materials that can cause contamination or personal injury if released into the environment. Environmental laws and regulations may have a significant effect on the costs of transportation and storage of raw materials as well as the costs of the transportation, treatment, storage and disposal of wastes. We believe we are in material compliance with applicable environmental and worker health and safety requirements. However, we may incur substantial costs, including fines, damages, criminal or civil sanctions, remediation costs, or experience interruptions in our operations for violations or liabilities arising under these laws and regulations. We may have the benefit of insurance maintained by us, our customers or others. However, we may become liable for damages against which we cannot adequately insure or against which we may elect not to insure because of high costs or other reasons.

Our customers are subject to similar environmental laws and regulations, as well as limits on emissions to the air and discharges into surface and sub-surface waters. Although regulatory developments that may occur in subsequent years could have the effect of reducing industry activity, we cannot predict the nature of any new restrictions or regulations that may be imposed. We may be required to increase operating expenses or capital expenditures in order to comply with any new restrictions or regulations.

Climate change legislation or regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for our services.

The U.S. Congress has been actively considering legislation to reduce the emissions of certain gases, commonly referred to as “greenhouse gases,” including carbon dioxide and methane, which, according to certain scientific studies, might contribute to the warming of the Earth’s atmosphere and other climatic changes. On June 26, 2009, the U.S. House of Representatives passed the American Clean Energy and Security Act of 2009, or ACESA, which would establish an economy-wide cap-and-trade program to reduce U.S. emissions of these greenhouse gases. ACESA would require a 17% reduction in greenhouse gas emissions from 2005 levels by 2020 and just over an 80% reduction of such emissions by 2050. Under this legislation, the EPA would issue a capped and steadily declining number of tradable emissions allowances to major sources of greenhouse gas emissions so that such sources could continue to emit greenhouse gases into the atmosphere. These allowances would be expected to increase significantly in cost over time. ACESA would impose increasing costs on the combustion of carbon-based fuels such as oil and natural gas. The U.S. Senate begun work on its own legislation for restricting domestic greenhouse gas emissions and President Obama has indicated his support of legislation to reduce greenhouse gas emissions through an emission allowance system. Although it is not currently possible to predict when and if the Senate may act on climate change legislation or how any bill passed by the Senate would be reconciled with ACESA, any future federal laws or implementing regulations that may be adopted to address the emission of greenhouse gases could adversely affect demand for our services by reducing demand for the oil and natural gas produced by our customers. Such legislation could also increase our operating costs.

Additionally, on December 7, 2009, the EPA announced its finding that greenhouse gas emissions presented an endangerment to human health and the environment. These findings allow the EPA to proceed with the adoption and implementation of regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act. In September 2009, the EPA proposed regulations in anticipation of finalizing its endangerment finding that would require a reduction in greenhouse gas emissions from motor vehicles and, could also trigger permit review for greenhouse gas emissions from certain stationary sources. On October 30, 2009, the EPA published a final rule requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States beginning in 2011 for emissions occurring in 2010. In April 2010, the EPA issued new proposed rules that would expand reporting requirements to include onshore and offshore petroleum and natural gas production; natural gas processing, distribution and storage; and facilities that inject and store carbon dioxide underground for the purposes of geologic sequestration or enhanced oil and gas recovery. If this rule is adopted as proposed, the reporting of greenhouse emissions from such facilities would be mandatory beginning in 2012 for emissions occurring in 2011.

The adoption and implementation of any regulations imposing reporting obligations on, or limiting emissions of greenhouse gases from, our equipment and operations and the equipment and operations of our customers could require us to incur increased operating costs and could adversely affect demand for crude oil and natural gas produced by our customers, which would adversely affect demand for our services. The potential increase in the costs of our operations and the operations of our customers could include additional costs to operate and maintain equipment and facilities, install new emission controls on equipment and facilities, acquire allowances to authorize greenhouse gas emissions, pay any taxes related to greenhouse gas emissions and administer and manage a greenhouse gas emissions program. While we may be able to include some or all of such increased operating costs in the rates we charge for our services, any recovery of such costs is uncertain.

Even if such legislation is not adopted at the national level, a number of states, acting either individually or through multi-state regional initiatives, have already begun implementing legal measures to reduce emissions of greenhouse gases. While no such legislation is currently being considered in Texas, many of our customers operate nationally and would be adversely affected by the requirements of such legislation. Any one of these climate change regulatory and legislative initiatives could have a material adverse effect on our business, financial condition and results of operations.

Significant physical effects of climatic change, if they should occur, have the potential to damage oil and natural gas facilities, disrupt production activities and could cause us or our customers to incur significant costs in preparing for or responding to those effects.

In an interpretative guidance on climate change disclosures, the SEC indicates that climate change could have an effect on the severity of weather (including hurricanes and floods), sea levels, the arability of farmland, and water availability and quality. If any such effects were to occur, they could have an adverse effect on our assets and operations or the assets and operations of our customers. We may not be able to recover through insurance some or any of the damages, losses or costs that may result should the potential physical effects of climate change occur. Unrecovered damages and losses incurred by our customers could result in decreased demand for our services.

Increasing trucking regulations may increase our costs and negatively affect our results of operations.

In connection with the services we provide, we operate as a motor carrier and therefore are subject to regulation by the U.S. Department of Transportation, or U.S. DOT, and by various state agencies. These regulatory authorities exercise broad powers, governing activities such as the authorization to engage in motor carrier operations and regulatory safety. There are additional regulations specifically relating to the trucking industry, including testing and specification of equipment and product handling requirements. The trucking industry is subject to possible regulatory and legislative changes that may affect the economics of the industry by requiring changes in operating practices or by changing the demand for common or contract carrier services or the cost of providing truckload services. Some of these possible changes include increasingly stringent environmental regulations and changes in the regulations that govern the amount of time a driver may drive in any specific period, onboard black box recorder devices, or limits on vehicle weight and size.

Interstate motor carrier operations are subject to safety requirements prescribed by the U.S. DOT. To a large degree, intrastate motor carrier operations are subject to state safety regulations that mirror federal regulations. Such matters as weight and dimension of equipment are also subject to federal and state regulations.

From time to time, various legislative proposals are introduced, including proposals to increase federal, state, or local taxes, including taxes on motor fuels, that may increase our costs or adversely affect the recruitment of drivers. Management cannot predict whether, or in what form, any increase in such taxes applicable to us will be enacted. We may be required to increase operating expenses or capital expenditures in order to comply with any new restrictions or regulations.

We are subject to extensive additional governmental regulation.

In addition to environmental and trucking regulations, our operations are subject to a variety of other United States and Mexico federal, state and local laws, regulations and guidelines, including laws and regulations relating to health and safety, the conduct of operations, and the manufacture, management, transportation, storage and disposal of certain materials used in our operations. Also, we may become subject to such regulation in any new jurisdiction in which we may operate. We believe that we are in compliance with such laws, regulations and guidelines.

Although we continue to enhance our infrastructure, we have invested financial and managerial resources to comply with applicable laws, regulations and guidelines and will continue to do so in the future. Although regulatory expenditures have not, historically, been material to us, such laws, regulations and guidelines are subject to change. Accordingly, it is impossible for us to predict the cost or effect of such laws, regulations or guidelines on our future operations.

Our operations are inherently risky, and insurance may not always be available in amounts sufficient to fully protect us.

We have an insurance and risk management program in place to protect our assets, operations and employees. We also have programs in place to address compliance with current safety and regulatory standards. However, our operations are subject to risks inherent in the oilfield services industry, such as equipment defects, malfunctions, failures, accidents and natural disasters. In addition, hazards such as unusual or unexpected geological formations, pressures, blow-outs, fires or other conditions may be encountered in drilling and servicing wells, as well as the transportation of fluids and company assets between locations. These risks and hazards could expose us to substantial liability for personal injury, loss of life, business interruption, property damage or destruction, pollution and other environmental damages.

Although we have obtained insurance against certain of these risks, such insurance is subject to coverage limits and exclusions and may not be available for the risks and hazards to which we are exposed. In addition, no assurance can be given that such insurance will be adequate to cover our liabilities or will be generally available in the future or, if available, that premiums will be commercially justifiable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if we were to incur such liability at a time when we are not able to obtain liability insurance, our business, results of operations and financial condition could be materially adversely affected.

The market for oil and natural gas may be adversely affected by global demands to curtail use of such fuels.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas and technological advances in fuel economy and energy generation devices could reduce the demand for oil and other liquid hydrocarbons. We cannot predict the effect of changing demand for oil and natural gas products, and any major changes may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our international operations could be adversely affected by war, civil disturbance, or political or economic turmoil, fluctuation in currency exchange rates and local import and export controls.

We recently began international operations in Mexico and are exploring possible foreign operations elsewhere. We may continue to grow our business in Mexico or one more other foreign jurisdictions. Foreign operations are subject to various risks, including the risk of war, civil disturbances and governmental activities that may limit or disrupt markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property without fair compensation. In Mexico and other foreign jurisdictions, our operations may be subject to additional risks associated with Mexico’s or such other jurisdictions’ political relations with the United States, currency values and exchange controls, prevailing worker wages, the ability to identify, hire, train and retain qualified personnel and operating management in Mexico and such other jurisdictions, difficulty in enforcing agreements due to differences in the legal and regulatory regimes compared to those of the United States, communication and translation errors due to language barriers, our ability to maintain the legal authority of the Company to own and operate its business in Mexico or such other jurisdictions, and our compliance with foreign laws and regulations governing the operation and taxation of our business and the import and export of our equipment. These risks could adversely affect the results of our future operations.

Our operations in Mexico are subject to risks associated with contract bidding and the performance of work outside the scope of its contract.

Our operations in Mexico are performed for PEMEX pursuant to a contract. This contract is subject to competitive bid for renewal. The failure by us to renew this contract could have a material adverse effect on our financial condition, results of operations and cash flows. In October 2010, we agreed to a short-term extension to this contract, the previous term of which expired at the end of October, while we negotiate a more substantial amendment to the agreement. The extension expires on December 31, 2010. There can be no assurances that the contract will be extended beyond December 2010. Further, in the event that the contract expires or the amounts available under the contract are exhausted, the Company may elect, at the request of PEMEX, to perform services outside of the scope of its contract while negotiations continue with respect to a contract amendment. If the Company elects to proceed in such a manner, it may have difficulty successfully collecting compensation for such services rendered outside of the scope of its contract.

We cannot predict how an exit by any of our principal equity investors could affect our operations or business.

As of October 19, 2010, John E. Crisp, Charles C. Forbes and Janet L. Forbes owned 9.4%, 9.8%, and 8.8%, respectively, of our common shares. Our principal equity investors may transfer their interests in us or engage in other business combination transactions with a third party that could result in a change in ownership or a change of control of us. Any transfer of an equity interest in us or a change of control could affect our governance. We cannot be certain that our equity investors will not sell, transfer or otherwise modify their ownership interest in us, whether in transactions involving third parties or other investors, nor can we predict how a change of equity investors or change of control would affect our operations or business.

Our principal equity investors control important decisions affecting our governance and our operations, and their interests may differ from those of the other shareholders.

Circumstances may arise in which the interest of our principal equity investors could be in conflict with those of the other shareholders and/or noteholders. In particular, our principal equity investors may have an interest in pursuing certain strategies or transactions that, in their judgment, enhance the value of their investment in us even though these strategies or transactions may involve risks to noteholders. Further conflicts of interest may arise between noteholders and our principal equity investors when we are faced with decisions that could have different implications for noteholders and our principal equity investors, including financial budgets, potential competition, the issuance or disposition of securities, the payment of distributions by us, regulatory and legal positions and other matters. Because our principal equity investors control us, these conflicts may be resolved in a manner adverse to, or that imposes more risks on, the noteholders.

In addition, conflicts of interest may arise between us and one or more of our principal equity investors when we are faced with decisions that could have different implications for us and our principal equity investors. Although our bye-laws provide certain procedural protections and require that any business combination (as defined therein) between us and an interested shareholder (as defined therein) be approved by the board of directors and 66 2/3% of our outstanding voting shares, this does not address all conflicts of interest that may arise. For example, our principal equity investors and their affiliates are not prohibited from competing with us. Because our principal equity investors control us, conflicts of interest arising because of competition between us and a principal equity investor could be resolved in a manner adverse to us. It is possible that there will be situations where our principal equity investors’ interests are in conflict with our interests, and our principal equity investors acting through the board of directors or through our executive officers could resolve these conflicts in a manner adverse to us.

Such conflicts could arise when we are faced with decisions that could have different implications for us and our principal equity investors. Although our bye-laws provide certain procedural protections and require that certain business combinations between us and certain interested or affiliated shareholders meet certain approval requirements, this does not address all conflicts of interest that may arise. For example, our principal equity investors and their affiliates are not prohibited from competing with us. Because our principal equity investors control us, conflicts of interest arising because of competition between us and a principal equity investor could be resolved in a manner adverse to us. It is possible that there will be situations where our principal equity investors’ interests are in conflict with our interests, and our principal equity investors acting through the board of directors or through our executive officers could resolve these conflicts in a manner adverse to us.

We are a Bermuda company and it may be difficult to enforce judgments against us.

We are a Bermuda exempted company. As a result, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. As a result, it may be difficult for investors to enforce in Canada or the U.S. judgments obtained in Canadian or U.S. courts against us based on the civil liability provisions of U.S. or Canadian securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States and Canada, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

Our bye-laws restrict shareholders from bringing legal action against our officers and directors.

Our bye-laws contain a broad waiver by our shareholders of any claim or right of action, both individually and on behalf of us, against any of our officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. This waiver limits the right of shareholders to assert claims against the officers and directors unless the act or failure to act involves fraud or dishonesty.

We have anti-takeover provisions in our current bye-laws and elsewhere that may discourage a change of control.

Our bye-laws contain provisions that could make it more difficult for a third party to acquire us without the consent of the board of directors. These provisions provide for the following:

•	restrictions on the time period in which directors may be nominated;

•	the ability of the board of directors to determine the powers, preferences and rights of the preference shares and to issue such shares without shareholder approval; and

•	requirements that a majority of the board of directors to approve certain corporate transactions.

We also have a shareholder rights plan which makes it very difficult for anyone to accumulate more than a certain percentage of our outstanding equity without approval of the board of directors. These provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares.

Future legal proceedings could adversely affect us and our operations.

Given the nature of our business, we are involved in litigation from time to time in the ordinary course of business. Although, except as set forth under “Business – Legal Proceedings,” we are not presently a party to any material legal proceedings, legal proceedings could be filed against us in the future. No assurance can be given as to the final outcome of any legal proceedings or that the ultimate resolution of any legal proceedings will not have a material adverse effect on us.

We may not be able to fully integrate future acquisitions.

We may undertake future acquisitions of businesses and assets in the ordinary course of business. Achieving the benefits of acquisitions depends in part on having the acquired assets perform as expected, successfully consolidating functions, retaining key employees and customer relationships, and integrating operations and procedures in a timely and efficient manner. Such integration may require substantial management effort, time and resources and may divert management’s focus from other strategic opportunities and operational matters, and ultimately we may fail to realize anticipated benefits of acquisitions.

Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons, particularly natural gas, from tight formations. The process involves the injection of water, sand and chemicals under pressure into the formation to fracture the surrounding rock and stimulate production. The process is typically regulated by state oil and gas commissions but is not subject to regulation at the federal level. The U.S. Environmental Protection Agency, or the EPA, has commenced a study of the potential environmental impacts of hydraulic fracturing activities, and a committee of the U.S. House of Representatives is also conducting an investigation of hydraulic fracturing practices. Legislation has been introduced before Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the fracturing process. In addition, some states are considering adopting regulations that could restrict hydraulic fracturing in certain circumstances. If new laws or regulations that significantly restrict hydraulic fracturing are adopted, such laws could make it more difficult or costly for producers to perform fracturing to stimulate production from tight formations. In addition, if hydraulic fracturing is regulated at the federal level, fracturing activities could become subject to additional permitting requirements, and also to attendant permitting delays and potential increases in costs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Forbes Energy Services Ltd.

Date: November 24, 2010	By:	/s/ L. Melvin Cooper
L. Melvin Cooper
Senior Vice President and Chief Financial Officer